As filed with the Securities and Exchange Commission on January 10, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AKERNA CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	83-2242651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Larimer Street #246

Denver, Colorado 80202

1-888-932-6537

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19807

(302) 636-5400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Telephone: (303) 352-1133

Fax Number: (303) 629-3450

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share, offered by selling stockholders	4,685,762	$1.72	(2)	$8,059,510.64	(2)	$747.12
Total	4,685,762	$1.72		$8,059,510.64		$747.12	(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the shares of common stock as of January 7, 2022 as quoted on the Nasdaq Capital Market of $1.72.

(3)	The filing fee of $747.12 is being paid concurrently with the filing of this registration statement on Form S-3.

(4)	Pursuant to Rule 429 under the Securities Act and as further described below under the heading “Statement Pursuant to Rule 429(b),” the prospectus contained in this Registration Statement covers 3,316,300 shares of common stock previously registered under the registrant’s Registration Statement on Form S-1 filed by the registrant on January 15, 2021 (File No. 333-252178) which was declared effective on January 25, 2021 (the “Prior Registration Statement”). These shares have not yet been sold by the selling stockholders described in the Prior Registration Statement and are included in the prospectus contained in this Registration Statement. See “Statement Pursuant to Rule 429(b)” below.

STATEMENT PURSUANT TO RULE 429(b)

This registration statement also acts as a post-effective amendment to the registrant’s registration statement on Form S-1 (333-252178) related to the resale of up to 6,119,091 shares of common stock by selling stockholders. The registrant is filing a single prospectus in this registration statement, pursuant to Rule 429 under the Securities Act, in order to satisfy the requirements of the Securities Act for the offering in its Registration Statement on Form S-1 (No. 333-252178) (the “Prior Registration Statement”). The prospectus in this Registration Statement is a combined prospectus for (i) 4,685,762 shares of common stock being newly registered hereunder and (ii) 3,316,300 shares of common stock remaining for resale under the Form S-1 (333-252178). The combined prospectus in this registration statement constitutes a post-effective amendment to the prior Registration Statement, which shall hereafter become effective concurrently with the effectiveness of this registration statement. The post-effective amendment is being filed by the Registrant to (i) reflect that 2,802,791 shares of common stock, including 18,000 shares of common stock acquired upon exercise of warrants, were previously sold by selling stockholders named in the Prior Registration Statement on Form S-1 (333-252178) and Form S-3 (333-232694), (ii) add its financial statements for the six-month transition period ended December 31, 2020, for the three-month period ended March 31, 2021, for the three- and six-month ended June 30, 2021 and for the nine-month period ended September 30, 2021, (iii) update the related management’s discussion and analysis of financial condition and results of operations and (iv) to reflect recent material events. If any securities previously registered under the Prior Registration Statement are offered and sold before the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus that is a part of this registration statement.

Pursuant to Rule 416, this Registration Statement also covers additional securities that may be offered as a result of anti-dilution provisions regarding stock splits, stock dividends, or similar transactions relating to the shares of common stock issuable upon exercise of warrants covered by this registration statement.

The Registrant previously paid a registration fee of $271.22 in connection with the filing of the initial registration statement on Form S-1 (No. 333-242474) filed with the Securities and Exchange Commission on August 7, 2020, to register 314,684 shares of common stock. The Registrant previously paid a registration fee of $4,047.17 in connection with the filing of the amended registration statement on Form S-3/A (No. 333-232694) filed with the Securities and Exchange Commission on October 18, 2019 to register 5,446,042 shares of common stock and 243,750 shares of common stock underlying warrants of the Company. The Registrant previously paid a registration fee of $1,935.83 in connection with the filing of the initial registration statement on Form S-1 (No. 333-252178) filed with the Securities and Exchange Commission on January 15, 2021, to register 2,717,245 shares of common stock. The Registrant is paying concurrently herewith the registration fee of $747.12 in connection with the registration of 4,685,762 shares of common stock.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Akerna Corp. may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated January 10, 2022

PRELIMINARY PROSPECTUS

AKERNA CORP.

8,002,062 SHARES OF COMMON STOCK

This prospectus covers up to 8,002,062 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 11 of this prospectus, including their pledges, assignees or successors-in-interest. The 8,002,062 shares of our common stock includes:

●	3,571,429 shares of common stock issued to certain selling stockholders on a private placement basis in connection to our acquisition of The NAV People Inc., a Delaware corporation d/b/a “365 Cannabis” (“365 Cannabis”) in exchange for the capital stock of 365 Cannabis held by such selling stockholders;

●	83,333 shares of common stock issued to certain selling stockholders on a private placement basis on August 11, 2021 for the acquisition of certain assets;

●	616,784 shares of common stock issued to certain selling stockholders on a private placement basis on January 15, 2020 and July 31, 2020 in connection with the Company’s acquisition of solo sciences inc. (“Solo”) in exchange for the capital stock of Solo held by such selling stockholders;

●	1,031,000 shares of common stock issued to a selling stockholder on a private placement basis on April 1, 2021 in connection with the Company’s acquisition of Viridian Sciences, Inc. (“Viridian”) in exchange for capital stock of Viridian held by such selling stockholder;

●	163,103 shares of common stock issued to certain selling stockholders on a private placement basis on April 9, 2020, in connection with the Company’s acquisition of Trellis Solutions, Inc. (“Trellis”) in exchange for the capital stock of Trellis held by such selling stockholder;

●	827,907 shares of common stock issued to certain selling stockholders in a private placement consummated in connection with our business combination which closed on June 17, 2019 and transferred to ceratin selling stockholders in connection with such private placement;

●	1,482,871 shares issued to “affiliates” of the Company (as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) and former affiliates in the business combination; and

●	225,635 shares of common stock underlying warrants issued to affiliates and former affiliates of the Company in the business combination.

The selling stockholders may offer all or part of the shares registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, such selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses. We will not receive any proceeds from the resale of any of the shares of common stock by the selling stockholders being registered hereby.

Our common stock is listed on the Nasdaq Capital Market under the symbol “KERN”. On January 7, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $$1.72 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in our securities..

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED       , 2022

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes and incorporates by reference exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless otherwise indicated, any reference to Akerna, or as “we”, “us”, or “our” refers to Akerna Corp. and its consolidated subsidiaries (“Akerna” or the “Company”).

ii

PROSPECTUS SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning the Offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and documents, including financial statements incorporated herein by reference. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”

Summary of Our Business

Akerna is a leading provider of enterprise software solutions within the cannabis industry. Cannabis businesses face significant complexity due to the stringent regulations and restrictions that shift based on regional, state, and national governing bodies. As the first to market more than ten years ago, Akerna’s family of software platforms enable regulatory compliance and inventory management across the entire supply chain. When the legal cannabis market started to grow, we identified a need for organic material tracking and regulatory compliance software as a service (SaaS) solution customized specifically for the unique needs of the industry. By providing an integrated ecosystem of applications and services that enables compliance, regulation, consumer safety and taxation, Akerna is building the technology backbone of the cannabis industry. While designed specifically for the unique needs of the cannabis market, our solutions are adaptable for other industries requiring government regulatory oversight, or where the tracking of organic materials from seed or plant to end products is desired.

Executing upon our expansion strategy, we acquire complementary cannabis brands to grow the scope of Akerna’s cannabis ecosystem. Throughout 2019 and 2021, we integrated five new brands into the Akerna product and service offering. Our first acquisition, solo sciences, was initiated in the fall of 2019, with the full acquisition completed in July 2020. We added Trellis Solutions to our portfolio on April 10, 2020 and finalized the acquisition of Ample Organics and Last Call Analytics on July 7, 2020. On April 1, 2021, we completed our acquisition of Viridian. On October 1, 2021, we completed our acquisition 365 Cannabis. Through our growing family of companies, Akerna provides highly versatile platforms that equip our clients with a central data management system for tracking regulated products. Our solutions also provide clients with integrated security, transparency, and scalability capabilities, all while maintaining compliance with their governing regulations.

On the commercial side, our products help state-licensed businesses operate in compliance with applicable regional laws. Our integrated ecosystem provides integrations with third-party vendors and add-ons that enhance the capabilities of our commercial software platforms. On the regulatory side, we provide track and trace solutions that allow state governments to monitor compliance of licensed cannabis businesses.  To date, our software has helped monitor the compliance of more than $20 billion in legal cannabis. While our software facilitates the success of legal cannabis businesses, we do not handle any cannabis-related material, do not process cannabis sales transactions within the United States, and our revenue is generated from a fixed-fee based subscription model and is not related to the type or amount of sales made by our clients.

We drive revenue growth through the development of our product line, our acquisitions and from continued expansion of the cannabis, hemp, and CBD industry. Businesses across the regulated cannabis industry use our solutions. The brand recognition of our existing products, our ability to provide services in all areas of the seed-to-sale life cycle, and our wealth of relevant experience attracts cultivation, manufacturing, and dispensary clients who are seeking comprehensive business optimization solutions. Our software solutions are designed to be scalable, and while mid-market and smaller customers have historically been our primary target segment, we are focused on extending our customer reach to address the needs of the emerging enterprise level operator. We believe these larger multi-state/multi-vertical operations represent significant long-term future growth opportunities as the cannabis industry continues to consolidate at a rapid rate. The sophistication of our platform accommodates the complexities of both multi-vertical and multi-state business needs, making us critical partners and allowing us to cultivate long-term, successful relationships with our clients.

Our principal executive offices are located at 1550 Larimer Street #246, Denver, Colorado 80202, and our telephone number is (888) 932-6537 and our Internet website address is www.akerna.com.  The information on our website is not a part of, or incorporated in, this prospectus. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, located at One State Street Plaza, 30th Floor, New York, NY 10004-1561.

The Offering

Shares offered by the selling stockholders:	8,002,062 shares of common stock of Akerna, par value $0.0001

Offering Price:	Determined at the time of sale by the selling stockholders

Common stock outstanding prior to the offering:	31,001,884 shares of common stock (1)

Common stock outstanding after the offering:	31,227,519 shares of common stock(1)

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders covered by this prospectus. We may receive proceeds upon the exercise of warrants for 225,635 shares registered for resale hereunder, which we will use for working capital purposes and general corporate expenses.

Listing of Common Stock:	Our common stock is listed on the Nasdaq Capital Market under the symbol “KERN”.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” on page 3 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock shown above to be outstanding is based on the 31,001,884 shares outstanding as of January 5, 2022 and, for the common stock outstanding after the offering assumes issuance of 225,635 shares registered hereunder upon exercise of warrants. The number of shares of common stock outstanding excluding the following as of such date:

●	683,767 shares of common stock issuable upon vesting of outstanding restricted stock units;

●	5,813,804 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $11.50 per share;

●	309,286 shares of common stock issuable upon conversion of exchangeable shares; and

●	459,539 shares of common stock reserved for future issuance under our equity incentive plan.

●	37,037,037 shares of common stock reserved for issuance upon conversion of our outstanding convertible notes. As previously reported, this is an estimate of the number of shares of our common stock underlying the Senior Convertible Notes, with such amount equal to the maximum number of shares issuable upon conversion of the Senior Convertible Notes, assuming for purposes hereof that (x) the Senior Convertible Notes are convertible at $0.54 per share, the conversion floor price, and (y) without taking into account the limitations on the conversion of the Senior Convertible Notes issued by us in a private placement on October 5, 2021. The actual number of shares issued upon conversion of the Senior Convertible Notes may be more or less than this amount. See “Risk Factors” on page 3.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our transition report on Form 10-KT for the six-month transition period ended December 31, 2020, and in our quarterly reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021, and September 30, 2021, which reports are incorporated by reference in this prospectus, together with all of the other information included in this prospectus or incorporated by reference herein, including any documents subsequently filed and incorporated by reference, before making an investment decision with regard to our securities. See “Documents Incorporated by Reference” and “Where You Can Find More Information” below.

The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.

Summary of Risk Factors

The following is a short description of the risks and uncertainties you should carefully consider in evaluating our business and us which are more fully described in our transition report on Form 10-KT for the six-month transition period ended December 31, 2020 and in our quarterly report on Form 10-Q for the period ended March 31, 2021, June 30, 2021, and September 30, 2021, which reports are incorporated by reference in this prospectus. The factors listed below and in the transition report and quarterly report, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Relating to Our Financial Condition and Operating History

●	We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future.

●	We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

●	Our long-term results of operations are difficult to predict and depend on the commercial success of our clients, the continued growth of the cannabis industry generally, and the regulatory environment within which the cannabis industry operates.

●	Direct and indirect consequences of the COVID-19 pandemic may have material adverse consequences.

Risks Related to the Cannabis Industry

●	As a company whose clients operate in the cannabis industry, we face many unique and evolving risks.

o	Marijuana remains illegal under United States federal law

o	Uncertainty of federal enforcement

o	We could become subject to racketeering laws

o	Banking regulations could limit access to banking services and expose us to risk

o	Dividends and distributions could be prevented if our receipt of payments from clients is deemed to be proceeds of crime

o	Further legislative development beneficial to our operations is not guaranteed

o	The cannabis industry could face strong opposition from other industries

o	The legality of marijuana could be reversed in one or more states

o	Changing legislation and evolving interpretations of the law

o	Dependence on client licensing

o	Insurance risks

●	The cannabis industry is an evolving industry and we must anticipate and respond to changes.

Risks related to Our Business

●	A significant portion of our business is and is expected to be, from government contracts, which present certain unique risks.

●	Our operations may be adversely affected by disruptions to our information technology, or IT, systems, including disruptions from cybersecurity breaches of our IT infrastructure.

●	Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

●	We rely on third parties for certain services made available to users of our platforms, which could limit our control over the quality of the user experience and our cost of providing services.

●	Acquisitions and integration issues may expose us to risks.

●	To grow and be successful, we need to attract and retain qualified personnel.

●	We are smaller and less diversified than many of our potential competitors.

●	Our business and stock price may suffer as a result of our limited public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock in an adverse manner, the price and trading volume of our common stock could decline.

Risks related to Intellectual Property

●	Protecting and defending against intellectual property claims may have a material adverse effect on our business.

●	Our success depends in part upon our ability to protect our core technology and intellectual property.

●	Others may assert intellectual property infringement claims against us.

●	Protecting and defending against intellectual property claims may have a material adverse effect on our business.

●	Our success depends in part upon our ability to protect our core technology and intellectual property.

●	Others may assert intellectual property infringement claims against us.

Risks related to Our Charter Documents

●	Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for our common stock and could entrench management.

●	Our corporate opportunity provisions in our Amended and Restated Certificate of Incorporation could enable management to benefit from corporate opportunities that might otherwise be available to us.

●	Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Risks Relating to our Accounting for Certain Warrants

●	Certain of our warrants are accounted for as liabilities and are recorded at fair value upon issuance with any changes in fair value each period reported in our statement of operations, which may have an adverse effect on the market price of our securities.

●	We may face additional risks, including regulatory, litigation, stockholder or other actions and negative impacts on our stock price, as a result of the material weakness in our internal control over financial reporting and revisions to our financial statements.

Risks Relating to Our Common Stock

●	We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute investors’ ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

●	Warrants are exercisable for our common stock, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

●	The market price of our shares of common stock is particularly volatile given our status as a relatively new public company with a generally small and thinly traded public float, which could lead to wide fluctuations in our share price. Stockholders may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses to them.

●	The market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and stockholders may be unable to resell shares of common stock at or above the price at which they are acquired.

●	We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our common stock.

General Risks

●	We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

●	Failure to remediate material weaknesses in internal controls over financial reporting could result in material misstatements in our financial statements.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

●	Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

●	Our operations could be adversely affected by events outside of our control, such as natural disasters, wars, or health epidemics.

Additional Risks

Risks Relating to the Senior Convertible Notes

The issuance of shares of our common stock pursuant to our Senior Convertible Notes may result in significant dilution to our stockholders.

The conversion of our outstanding Senior Convertible Notes, issued on October 5, 2021, could result in the issuance of a significant number of shares of our common stock. Currently, the $20 million principal amount of Senior Convertible Notes is convertible at a price of $4.05 per share, which would result in the issuance of 4,938,272 shares of our common stock upon the conversion of the Senior Convertible Notes in full. At the option of Akerna, the installment payments on the Senior Convertible Notes can be converted into shares of common stock of Akerna at a price per share equal to the lower of (i) the conversion price then in effect, or (ii) the greater of (x) the floor price of $0.54 and (y) 90% of the lower of (A) the volume-weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (B) the quotient of (I) the sum of the volume-weighted average price of the common stock for each of the two (2) trading days with the lowest volume-weighted average price of the common stock during the ten consecutive trading day period ending on and including the trading day immediately prior to the applicable date of determination, divided by (II) two.

Due to the variable nature of the adjustments of installment conversion prices and the formula that sets certain conversion prices of these securities based on a discount to the then-current market price, we could issue up to 37,037,037 shares of common stock upon conversion of the Senior Convertible Notes at the floor price, which may result in significant dilution to our stockholders and could negatively impact the trading price of our common stock.

Our obligations to the holders of our Senior Convertible Notes are secured by a security interest in substantially all of our assets, if we default on those obligations, the Senior Convertible Note holders could foreclose on our assets.

Our obligations under the Senior Convertible Notes, issued on October 5, 2021, and the related transaction documents are secured by a security interest in substantially all of our assets. As a result, if we default on our obligations under such Senior Convertible Notes, the collateral agent on behalf of the holders of the Senior Convertible Notes could foreclose on the security interests and liquidate some or all of our assets, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations and investors may lose all or part of your investment.

Events of default under the Senior Convertible Notes include: (i) the failure of the registration statement to which this prospectus relates (under the registration rights agreement between the Company and the holders) to be filed with the SEC or the failure of the applicable registration statement to be declared effective by the SEC by deadlines set forth in the registration rights agreement; (ii) (x) the effectiveness of the applicable registration statement lapses for any reason or such registration statement is unavailable to any holder of registrable securities and Rule 144 (subject to certain conditions) is not unavailable to any holder of the conversion shares; (iii) suspension of trading of the Company’s common stock on a national securities exchange for five days; (iv) uncured conversion failure; (v) failure by the Company to maintain required share allocations for the conversion of the Senior Convertible Notes; (vi) failure by the Company to pay principal when due; (vii) failure of the Company to remove restricted legends from shares issued to a holder upon conversion of the Senior Convertible Notes; (viii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $50,000 of indebtedness of the Company; (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any subsidiary and not dismissed within 45 days of initiation; (x) the commencement by the Company or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (xi) the entry by a court of a decree, order, judgment or other similar document in respect of the Company or any subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (xii) final judgment for the payment of money aggregating in excess of $50,000 are rendered against the Company or any subsidiary of the Company and not bonded or discharged within 30 days; (xiii) failure of the Company or any subsidiary to pay when due any debts in excess of $50,000 due to any third party; (xiv) breaches by the Company or any subsidiary of any representations or warranties in the securities purchase agreement for the Senior Convertible Notes or any document contemplated thereby; (xv) a false or inaccurate certification by the Company that either (A) the “Equity Conditions” (as defined in the Senior Convertible Notes) are satisfied, (B) there has been no “Equity Conditions Failure,” (as defined in the Senior Convertible Notes) or (C) as to whether any Event of Default has occurred; (xvi) failure of the Company or any subsidiary to comply with certain of the covenants in the Senior Convertible Notes; (xvii) the occurrence of (A) at any time after the six month anniversary of the issuance date, any current public information failure that remains outstanding for a period of twenty (20) trading days or (B) any restatement of any financial statements of the Company filed with the SEC; (xviii) any material adverse effect occurring; (xix) any provision of any transaction document shall at any time for any reason cease to be valid and binding or enforceable; (xx) any security document shall for any reason (other than pursuant to the express terms thereof or due to any failure or omission of the collateral agent) fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien; (xxi) any material damage to, or loss, theft or destruction of, any collateral, that is material to the business of the Company or any subsidiary and is not reimbursed by insurance; or (xxii) any Event of Default occurs under any other Senior Convertible Notes.

The holders of the Senior Convertible Notes have certain additional rights upon an event of default under such Senior Convertible Notes, which could harm our business, financial condition, and results of operations and could require us to reduce or cease our operations.

Under the Senior Convertible Notes, the holders have certain rights upon an event of default. Such rights include (i) the remaining principal amount of the Senior Convertible Notes bearing interest at a rate of 15% per annum, (ii) during the event of default the holders of the Senior Convertible Notes will be entitled to convert all or any portion of the Senior Convertible Notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the lower of (x) the volume weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (y) the quotient of (A) the sum of the volume weighted average price of the common stock for each of the two (2) trading days with the lowest volume weighted average price of the common stock during the ten consecutive trading day period ending and including the trading day immediately prior to the applicable date of determination, divided by (B) two, but not less than the floor price, and (iii) the holder having the right to demand redemption of all or a portion of the Senior Convertible Notes, as described below. At any time after certain notice requirements for an event of default are triggered, a holder of Senior Convertible Notes may require us to redeem all or any portion of the convertible note by delivering written notice. The redemption price will equal the greater of (i) 115% of the outstanding principal of the convertible note to be redeemed and accrued and unpaid interest and unpaid late charges thereon, and (ii) an amount equal to the market value of the shares of the common stock underlying the Senior Convertible Notes, as determined in accordance with the Senior Convertible Notes. Upon the occurrence of certain events of default relating to the bankruptcy of Akerna, whether occurring prior to or following the maturity date, Akerna will be required to immediately redeem the Senior Convertible Notes, in cash, for an amount equal to 115% of the outstanding principal of the Senior Convertible Notes, and accrued and unpaid interest and unpaid late charges thereon, without the requirement for any notice or demand or other action by any holder or any other person or entity. We may not have sufficient funds to settle the redemption price and, as described above, this could trigger rights under the security interest granted to the holders and result in the foreclosure of their security interests and liquidation of some or all of our assets.

The exercise of any of these rights upon an event of default could substantially harm our financial condition, substantially dilute our other shareholders and force us to reduce or cease operations and investors may lose all or part of their investment.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future events or our future results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are based on information available to our management as of the date of this prospectus and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements, in particular the substantial risks and uncertainties related to the ongoing COVID-19 pandemic. Important factors that could cause such differences include, but are not limited to:

●	our ability to sustain our revenue growth rate, to achieve or maintain profitability, and to effectively manage our anticipated growth;

●	our short operating history makes it difficult to evaluate our business and future prospects;

●	our dependence on the commercial success of our clients, the continued growth of the cannabis industry and the regulatory environment in which the cannabis industry operates;

●	our ability to attract new clients on a cost-effective basis and the extent to which existing clients renew and upgrade their subscriptions;

●	the timing of our introduction of new solutions or updates to existing solutions;

●	our ability to successfully diversify our solutions by developing or introducing new solutions or acquiring and integrating additional businesses, products, services, or content;

●	our ability to respond to changes within the cannabis industry;

●	the effects of adverse changes in, or the enforcement of, federal laws regarding our clients’ cannabis operations or our receipt of proceeds from such operations;

●	our ability to manage unique risks and uncertainties related to government contracts;

●	our ability to manage and protect our information technology systems;

●	our ability to maintain and expand our strategic relationships with third parties;

●	our ability to deliver our solutions to clients without disruption or delay;

●	our exposure to liability from errors, delays, fraud, or system failures, which may not be covered by insurance;

●	our ability to expand our international reach;

●	our ability to retain or recruit officers, key employees, and directors;

●	our ability to raise additional capital or obtain financing in the future;

●	our ability to successfully integrate acquired businesses with Akerna’s business within anticipated timelines and at their expected costs;

●	our ability to complete planned acquisitions on time or at all due to failure to obtain stockholder approval or governmental or regulatory clearances, or the failure to satisfy other conditions to completion, or the failure of completion for any other reason;

●	our response to adverse developments in the general market, business, economic, labor, regulatory, and political conditions, including worldwide demand for cannabis and the spot price and long-term contract price of cannabis;

●	our response to competitive risks;

●	our ability to protect our intellectual property;

●	the market reaction to negative publicity regarding cannabis;

●	our ability to manage the requirements of being a public company;

●	our ability to service our convertible debt;

●	our accounting treatment of certain of our private warrants;

●	our ability to effectively manage any disruptions to our business and/or any negative impact to our financial performance caused by the economic and social effects of the COVID-19 pandemic and measures taken in response; and

●	other factors discussed in other sections of this prospectus, including the section titled “Risk Factors,” and in the Company’s transition report for the six-month period ended December 31, 2020 on Form 10-KT, incorporated herein by reference, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

RECENT DEVELOPMENTS

At the Market Equity Program

On July 23, 2021, we entered into an Equity Distribution Agreement with Oppenheimer & Co. Inc. and A.G.P./Alliance Global Partners. Pursuant to the terms of the Agreement, we may offer and sell from time to time, up to $25 million of shares of our common stock. While no assurance can be provided that we will be able to raise capital under such program, we intend to use the net proceeds from the sale of our shares of common stock, if any, for general corporate purposes, including working capital, marketing, product development, capital expenditures and merger and acquisition activities.

As of January 5, 2022, we have raised $1.9 million through the issuance of 556,388 shares through the above program.

Acquisition of 365 Cannabis

On October 1, 2021, we closed our previously announced the 365 Agreement with the shareholders (the “Sellers”) of 365 Cannabis pursuant to which we acquired all right, title and interest in 100% of the issued and outstanding capital stock of 365 Cannabis (calculated on a fully diluted basis), free and clear of all liens. The 365 Agreement was previously described in and filed with our Current Report on Form 8-K, filed with the SEC on September 21, 2021.

The consideration amount under the 365 Agreement was $17 million (the “Purchase Price). As previously reported, the Purchase Price was payable as (a) at least $4 million of cash (the “Cash Consideration”) and (b) a number of fully paid and nonassessable shares of our common stock, par value $0.0001 per share, that is equal to the Purchase Price less the Cash Consideration divided by $3.36, with the Cash Consideration being subject to upward adjustment by us in our sole discretion at closing. At the closing, we elected to pay $4.5 million in Cash Consideration, and the parties agreed to approximately $500,000 of Cash Consideration being moved to 12 months after the closing. Therefore, we issued 3,571,429 shares of common stock (the “Stock Consideration”), representing an aggregate value of approximately $12 million. 357,143 shares of the Stock Consideration will be held in escrow for a period of, and will be released from escrow after a period of, 12 months, subject to certain indemnity claims under the 365 Agreement. The shares of common stock are also subject to a lock-up agreement between us and the Sellers and will be released from lock-up as follows: (a) 50% of the Stock Consideration six months from the date of the closing, (b) 25% of the Stock Consideration nine months from the date of closing and (c) the remaining 25% of the Stock Consideration one year from the date of the closing.

Convertible Note Financing

On October 5, 2021, we entered into a Securities Purchase Agreement (the “SPA”) with two institutional investors (each a “Holder” and collectively the “Holders”) to sell a new series of senior secured convertible notes the “Senior Convertible Notes”) of the Company in a private placement to the Holders, in the aggregate principal amount of $20,000,000.

On October 5, 2021, we issued the Senior Convertible Notes to the Holders in an aggregate original principal amount of $20,000,000, in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D under the Securities Act, based in part on the representations of the Holders in the SPA.

In connection with the issuance of the Senior Convertible Notes, on October 5, 2021, the following agreements were entered into by us and other parties: (1) we entered into the Security and Pledge Agreement with the lead investor, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for all holders of the Notes; (2) certain subsidiaries of the Company entered into the Guaranty Agreement with the Collateral Agent; (3) we entered into a Voting Agreement with certain shareholders of the Company; and (4) we entered into a Registration Rights Agreement with the Holders.

Also in connection with the issuance of the Senior Convertible Notes, on October 5, 2021, we used approximately $3.3 million of the proceeds from the sale of the Senior Convertible Notes to payoff the remaining amounts payable under the Company’s prior convertible notes issued to the Holders on June 9, 2020 (the “2020 Notes”). Pursuant to the payment of all amounts payable thereunder the 2020 Notes were extinguished and cancelled and the related securities purchase agreement dated June 8, 2020 has terminated.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our shares by the selling stockholders listed under “Selling Stockholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling stockholders. We may receive proceeds upon the exercise of warrants for 225,635 shares registered for resale hereunder, which we will use for working capital purposes and general corporate expenses.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The following table sets forth certain information as of January 5, 2022, regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently exercisable into shares of our common stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each selling stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 31,001,884 shares of common stock outstanding as of January 5, 2022.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, assignees, pledges, donees, or other successors in interest (including equity holders of entities listed below) to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (1)
Tilt Holdings, Inc. (2)	58,293	58,293	–	–
1 GG LP (3)	11,080	9,750	1,330	*
Jeffrey Lam	2,769	2,437	332	*
Gena Douzdjan	5,540	4,875	665	*
Vikram Abraham	5,540	4,875	665	*
Argonautic Ventures Master SPC for and on behalf of Argonautic Vertical Series Global Alternative Special Situations Fund I SP (4)	55,397	48,748	6,649	*
Ryan Wald	11,079	9,750	1,329	*
Danny Wirianto	5,539	4,875	664	*
Future Shape LLC (5)	22,159	19,500	2,659	*
Jessica Billingsley Living Trust (6)	1,183,161	975,802	207,359	*
Seam Capital, LLC (7)	609,821	261,340	348,481	1.12%
Khitan LLC (8)	380,890	380,890	–	–
Alan Docter	24,258	24,258	–	–
Daniel Marx	32,647	32,647	–	–
LJM Group Investment III LLC (9)	8,162	8,162	–	–
ACS Pedersen LLC (10)	10,000	10,000	–	–
Cresco Capital Partners II LLC (11)	246,024	130,590	115,434	*
Tahira Rehmatullah (12)	58,553	49,251	9,302	*
Anthony Georgiadis	7,500	7,500	–	*
Trophy Hunter Investments, Inc. (13)	416,689	416,689	–	*
Scott Sozio (14)	265,112	233,915	31,197	*
Shelly Mayse	5,369	5,369	–	–

Alfred Kahn	3,795	3,794	1	*
Andrzej Henryk Moczydlowski	759	759	–	–
Bailey Venture Partners XIX, LLC (15)	20,449	20,449	–	–
Banyan Holdings, LLC (16)	27,781	27,781	–	–
Only One Degree, LLC (17)	3,795	3,794	1	*
Chirag Patel	839	839	–	–
Chirag Vipin Shah	759	759	–	–
Christopher W Battis (18)	104	104	–	–
Claudia Bernett	379	379	–	–
Clothing IQ, LLC (19)	51,122	51,122	–	–
Cody Barbierri	126	126	–	–
Daniel Marx	20,449	20,449	–	–
Gordon Wade	345	345	–	–
Hadrian Irrevocable Trust (20)	51,122	51,122	–	–
Isabelle A. Shah	190	190	–	–
Jamie Leo Creative LLC (21)	2,000	2,000	–	–
Jeffrey T, Herlyn	20,449	20,449	–	–
Kimberly Macleod	6,748	6,748	–	–
Leif Pedersen	113	113	–	–
LJM Group Investment #1 LLC (22)	10,224	10,224	–	–
Logan Kelly	126	126	–	–
Maria Viches	253	253	–	–
MDB4L Investments, LLC (23)	25,931	25,931	–	–
Mello LLC (24)	5,112	5,112	–	–
Parviz Yedidsion	10,224	10,224	–	–
Richard A. Kreisel-Kilstock	10,224	10,224	–	–
The Primus Group LLC (25)	50,549	50,549	–	–
Tony Greenberg	3,427	3,427	–	–
TOTB LLC (26)	20,449	20,449	–	–
Verdande Pedersen	190	190	–	–
Vijay Mehta	10,224	10,224	–	–
Viridis Advisors LLC (27)	759	759	–	–
VSC Consulting Services Inc (28)	10,224	10,224	–	–
Warren Renee Marcus	10,224	10,224	–	–
Packworks, LLC (29)	51,355	51,355	–	–
Carraig, LLC (30)	28,000	28,000	–	–
Forays, LLC (31)	2,716	2,716	–	–
Ronoc Ltd. (32)	13,931	13,931	–	–
Jeffrey Seligman	10,154	10,154	–	–
James McGeady	2,159	2,159	–	–
David Koss Caplan	30,724	30,724	–	–
Tamara Nina Dalcourt	4,793	4,793	–	–
Philip R. and Amy K. Wiser Family Trust (33)	4,793	4,793	–	–
Lateral Lined LLC (34)	9,571	9,571	–	–
RitaLynne Brechner	4,793	4,793	–	–
Revocable Trust of Charles Primus	4,793	4,793	–	–
Lawrence E Scott	4,793	4,793	–	–
Bleckrock LLC (35)	9,571	9,571	–	–
GPEC Venture Partners LLC (36)	9,571	9,571	–	–
Debbie Cucullo	4,793	4,793	–	–
Barbara A Battis	4,793	4,793	–	–
MAI Investments, LLC (37)	4,793	4,793	–	–

Stacie A Yonkin	4,793	4,793	–	–
Suzanne Macaitis	9,571	9,571	–	–
Robert Morton	4,793	4,793	–	–
Michael Mills	6,693	6,693	–	–
Jeremy Levine	4,793	4,793	–	–
Rafael Sabbagh	79,166	79,166	–	–
Rodrigo Botran	4,167	4,167	–	–
Quartermain Investment, Ltd. (38)	1,156,168	1,156,168	–	–
Stewart IDF LLC (39)	513,958	513,958	–	–
Keypad Finance Limited (40)	394,869	394,869	–	–
Bradley Woods & Co. Ltd. (41)	23,810	23,810	–	–
Jeff Kiehn (42)	483,929	483,929	–	–
Ian Humphries	512,151	512,151	–	–
Matthew Dredge	384,114	384,114	–	–
David Walker	102,430	102,430	–	–
Navigator Acquisition Corp. (43)	1,031,000	1,031,000	–	–
Octopus Holdings LLC (44)	583	583	–	–

TOTAL	8,728,130	8,002,062	726,068	2.33%

*	The percentage of common stock own is less than 1%.

(1)	Assumes the sale of all shares offering pursuant to this prospectus.

(2)	Tilt Holdings, Inc., a British Columbia corporation, as the sole member to Sea Hunter Holdings, LLC holds the shares. Timothy Conder as President of Tilt Holdings, Inc. has sole dispositive and voting power over the shares.

(3)	1 GG LP, a Delaware limited partnership. Daniel Lemon as manager for 1 GG LP has sole dispositive and voting power over the shares.

(4)	Argonautic Ventures Master SPC for and on behalf of Argonautic Vertical Series Global Alternative Special Situations Fund I SP, a Cayman Islands Exempted Segregated Portfolio Company. Argonautic Investment Management Ltd. is the managing shareholder of Argonautic Ventures Master SPC. The following individuals as owners of Argonautic Investment Management Ltd., Howard Liu, Rita Chiu and Viken Douzdjian, have joint dispositive and voting power over the shares.

(5)	Future Shape LLC, a Delaware limited liability company. Anthony Fadeel and Danielle Lambert, authorized individuals, each have sole dispositive and voting power over the shares.

(6)	Jessica. Billingsley, the trustee of the Jessica Billingsley Living Trust, has sole and dispositive power over the shares held by the Jessica Billingsley Living Trust. Represents 1,078,290 shares held by Jessica Billingsley Living Trust and 104,871 shares held directly by Ms. Billingsley. Does not reflect 35,000 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows: 7,500 units shall vest on July 1 2022; 5,000 units shall vest on December 1, 2022; 7,500 units shall vest on July 1, 2023; 5,000 units shall vest on December 1, 2023; 5,000 units shall vest on July 1, 2024; and 5,000 units shall vest on December 1, 2024. Ms. Billingsley is the Chairman of the Board of Directors of the Company and its Chief Executive Officer.

(7)	Matthew Kane, a director of the Company, is a manager of Seam Capital, LLC, and as such, Mr. Kane has sole and dispositive power of the shares held by Seam Capital, LLC. Includes 261,340 shares held by Seam Capital, LLC and 348,481 shares held directly by Mr. Kane.

(8)	Emery Johnathon Huang, a former director of the Company, is a manager of Khitan LLC and as such, Mr. Huang has sole and dispositive power of the shares held by Khitan LLC.

(9)	Stephen M. Dowicz is the investment manager of LJM Group LLC, which is the investment manager of LJM Group Investment # 1 LLC, which is the investment manager of LJM Group Investment III LLC, and as such, Mr. Dowicz has sole and dispositive power over the shares held by LJM Group Investment III LLC. In connection with the June 2019 private placement, LJM Group Investment III LLC purchased 146,914 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 16,324 shares of Common Stock to LJM Group Investment III LLC.

(10)	Ashesh C. Shah, a former director and officer of the Company and current 5% shareholder, and Palle Pedersen are the managing members of ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC) and as such, Messrs. Shah and Pedersen have joint voting and dispositive power over the shares held by ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC).

(11)	Matthew K. Hawkins is a manager of Cresco Capital Management II, LLC, which is the sole manager of Cresco Capital Partners II LLC, and as such, has dispositive power over the shares held by Cresco Capital Partners II LLC.

(12)	53,426 shares held by Tahira Rehmatullah and 5,127 shares issuable upon exercise of warrants held by Tahira Rehmatullah. T3 Capital Ventures LLC received 41,751 of such shares and shares acquirable upon exercise of warrants through a transfer by SS FL, LLC to T3 Capital Ventures LLC as a member of SS FL, LLC. Ms. Rehmatullah is the sole member of T3 Capital Ventures and elected to receive such shares and warrants directly in her own name. Tahira Rehmatullah received 7,500 such shares through a distribution by MTech Sponsor LLC to its members. Beneficial ownership of shares not being offered for sale under this prospectus includes 4,175 shares held by Ms. Rehmatullah. Ms. Rehmatullah is a director of Akerna Corp.

(13)	Shares held by Trophy Hunter Investments, Inc. and shares issuable upon exercise of warrants held by Trophy Hunter Investments, Inc. Trophy Hunter Investments, Inc. received such shares and warrants through a transfer by SS FL, LLC to Trophy Hunter Investments, Inc. as a member of SS FL, LLC. Steven Van Dyke is the Managing Member of Trophy Hunter Investments, Ltd. and has sole voting and dispositive power over the securities.

(14)	Shares held by Scott Sozio and shares issuable upon exercise of warrants held by Scott Sozio. Rowayton Capital LLC received such shares and warrants through a transfer by SS FL, LLC to Rowayton Capital LLC as a member of SS FL, LLC. Mr. Sozio is the sole member of Rowayton Capital LLC and elected to receive such shares and warrants directly in his own name. Mr. Sozio is a director of Akerna Corp.

(15)	Shares held by Bailey Venture Partners XIX, LLC, a Delaware limited liability company. James Bailey as manager of Bailey Venture Partners XIX, LLC holds voting and dispositive control over the shares.

(16)	Shares held by Banyan Holdings, LLC, a Texas limited liability company. Lokesh Chugh as manager of Banyan Holdings, LLC holds voting and dispositive control over the shares.

(17)	Shares held by Only One Degree, LLC, a Delaware limited liability company. William Marcus as managing member of Only One Degree, LLC holds voting and dispositive control over the shares.

(18)	Represents 12,596 shares held by Mr. Battis directly and 7,829 shares held by Seabatt Digital LLC. Mr. Battis as the sole member of Seabatt Digital LLC has sole voting and dispositive control over the shares.

(19)	Shares held by Clothing IQ, LLC, a Delaware limited liability company. William Yuen as sole member of Clothing IQ, LLC holds voting and dispositive control over the shares.

(20)	Shares held by Hadrian Irrevocable Trust, a Florida irrevocable trust. John J. Sicilian as trustee holds voting and dispositive control over the shares.

(21)	Shares held by Jamie Leo Creative LLC, a New York limited liability company. Jamie Leo as principal of Jamie Leo Creative LLC holds voting and dispositive control over the shares.

(22)	Shares held by LJM Group Investment #1 LLC, a New Jersey limited liability company. Stephen Dowicz as managing member of LJM Group Investment #1 LLC holds voting and dispositive control over the shares.

(23)	Shares held by MDB4 Investments, LLC. Dr. Ankit Desai as manager of MDB4 Investments, LLC holds voting and dispositive control over the shares.

(24)	Shares held by Mello LLC, an Indiana limited liability company. Melissa O’Brien as manager of Mello LLC holds voting and dispositive control over the shares.

(25)	Shares held by The Primus Group LLC, a Massachusetts limited liability company. Aryeh Primus as manager of The Primus Group LLC holds voting and dispositive control over the shares.

(26)	Shares held by TOTB LLC. Ken Rubin as manager of TOTB LLC holds voting and dispositive control over the shares.

(27)	Shares held by Viridis Advisors LLC.

(28)	Shares held by VSC Consulting Services Inc, a Delaware corporation. Vijay Chattha as Chief Executive Officer of VSC Consulting Services Inc. holds voting and dispositive control over the shares.

(29)	Shares held by Packworks, LLC, a New York limited liability company. Kinda Younes and Philippe P. Asseily as managers of Packworks, LLC hold joint voting and dispositive control over the shares.

(30)	Shares held by Carraig, LLC, a New Jersey limited liability company. Angus Miller and Dana Miller as managers of Carraig, LLC hold joint voting and dispositive control over the shares.

(31)	Shares held by Forays, LLC, a Pennsylvania limited liability company. Albert Hughes as managing member of Forays, LLC holds voting and dispositive control over the shares.

(32)	Shares held by Ronoc Ltd, a Cypress limited liability company. Michael Madden as sole owner of Ronoc Ltd. holds voting and dispositive control over the shares.

(33)	Shares held by Philip R. and Amy K. Wiser Family Trust. Philip R. Wiser as trustee holds voting and dispositive control over the shares.

(34)	Shares held by Lateral Lined LLC, a New Hampshire limited liability company. David Robertson Wilich as manager of Lateral Lined LLC holds voting and dispositive control over the shares.

(35)	Shares held by Bleckrock LLC, a Massachusetts limited liability company. Timothy Slavin as manager of Bleckrock LLC holds voting and dispositive control over the shares.

(36)	Shares held by GPEC Venture Partners LLC. Gerard Miller as manager of GPEC Venture Partners LLC holds voting and dispositive control over the shares.

(37)	Shares held by MAI Investments, LLC. Mark Giaquinto as manager of MAI Investments, LLC holds voting and dispositive control over the shares.

(38)	Shares held by Quartermain Investment Holdings, Ltd. Quartermain Investment Holdings, Ltd. is funded by The Prism Income SP Ltd, an Special Purpose Vehicle of Skybound Capital Partners PPC. LC Abelheim Ltd. is the administrative agent of Quartermain Investment Holdings Ltd. Jabir Sardharwalla, Chief Strategist of Skybound Capital Partners PPC; Theodore Shou, Chief Investment Officer for Skybound Capital Partners PPC; and Roshan Bissessur, Chief Financial Officer for LC Abelheim Ltd. jointly hold voting and dispositive control over the shares.

(39)	Shares held by Steward IDF LLC. Caroline Fuchsloch as manager of Steward IDF LLC holds voting and dispositive control over the shares.

(40)	Shares held by Keypad Finance Limited. Matthew Dredge, Ian Humphries, and David Walker as directors of Keypad Finance Limited hold joint voting and dispositive control over the shares.

(41)	Shares held by Bradley Woods & Co. Ltd. Daniel Ripp as sole owner of Bradley Woods & Co. Ltd. holds voting and dispositive control over the shares.

(42)	Shares held by Jeff Kiehn consist of 126,786 shares beneficially owned by Jeff Kiehn and 357,143 shares held by Jeff Kiehn as the seller’s representative pursuant to certain escrow agreement in connection to the 365 Agreement.

(43)	Shares held by Navigator Acquisition Corp. James A. Unruh as president of Navigator Acquisition Corp. holds voting and dispositive control over the shares.

(44)	Shares held by Octopus Holdings LLC, a California limited liability company. Owen Dyke-Ruh as president of Octopus Holdings LLC holds voting and dispositive control over the shares.

DIVIDEND POLICY

 We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends is restricted by agreements governing Akerna’s and its subsidiaries’ debt, including the Company’s senior secured convertible notes. See “Risk Factors” above.

MARKET FOR COMMON SHARES

Our shares of common stock trade on the Nasdaq Capital Market under the symbol “KERN”. On January 7, 2022, the last reported sale price of the common stock on the Nasdaq Capital Market was $1.72 per share. As of January 5, 2022, there were 31,001,884 shares of common stock issued and outstanding, and we had approximately 255 registered shareholders of record.

DESCRIPTION OF CAPITAL STOCK

As of January 5, 2022, our authorized common stock capital consists of 75,000,000 shares of common stock, $0.0001 par value per share, of which 31,001,884 shares of common stock are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which one share of special voting preferred stock is issued and outstanding with a voting equivalent of 309,286 shares of common stock. We are a Delaware corporation and our affairs are governed by our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The following are summaries of material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws insofar as they relate to the material terms of our common stock. Complete copies of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are filed as exhibits to our public filings.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of Akerna and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of Akerna, in the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of Preferred Stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of Preferred Stock, the board of directors is required by the Delaware General Corporation Law, and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of Preferred Stock may have specific financial and other terms that will be described in a prospectus. The description of the Preferred Stock that is set forth in any prospectus is not complete without reference to the documents that govern the Preferred Stock. These include our certificate of incorporation and any certificates of designation that our board of directors may adopt.

All shares of Preferred Stock offered hereby will, when issued, be fully paid and nonassessable, including shares of Preferred Stock issued upon the exercise of Preferred Stock Warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Special Voting Share

The special voting share has a par value of $0.0001 per share. The special voting share entitles the holder thereof to an aggregate number of votes equal to the number of the Exchangeable Shares issued and outstanding from time to time and that are not owned by us or our subsidiaries. Except as otherwise provided herein or by law, the holder of the special voting share and the holders of our common stock will vote together as a single class on all matters submitted to a vote of Akerna’s shareholders. With respect to all meetings of shareholders of Akerna at which holders of Akerna shares are entitled to vote, each registered holder of Exchangeable Shares shall be entitled to instruct the trustee holding the special voting share to cast and exercise, in the manner instructed, that number of votes equal to the “Equivalent Vote Amount” for each Exchangeable Share owned of record by such holder of Exchangeable Shares at the close of business on the record date established by Akerna or by applicable law for such meeting, in respect of each matter, question, proposal or proposition to be voted on at such meeting. At such time as the special voting share has no votes attached to it, the special voting share shall be automatically cancelled.

Exchangeable Shares

The Exchangeable Shares of Exchangeco are intended to be substantially economically equivalent to shares of our common stock. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of Exchangeco include the following:

●	any holder of Exchangeable Shares of Exchangeco is entitled to require Exchangeco to redeem any or all of the Exchangeable Shares registered in his/her name in exchange for one share of our common stock for each Exchangeable Share presented and surrendered;

●	in the event Akerna declares a dividend on its common stock, the holders of Exchangeable Shares of Exchangeco are entitled to receive from Exchangeco the same dividend, or an economically equivalent dividend, on their Exchangeable Shares;

●	the holders of the Exchangeable Shares of Exchangeco are not entitled to receive notice of or to attend any meeting of the shareholders of Exchangeco or to vote at any such meeting, except as required by law or as specifically provided in the Exchangeable Share conditions; and

●	the holders of Exchangeable Shares of Exchangeco are entitled to instruct the Trustee to vote the special voting stock as described above.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement, entered into on July 7, 2020 by and among the Company, ExchangeCo, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule – 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary. As of the date hereof, 2,985,288 shares of common stock of Akerna have been issued on conversion of Exchangeable Shares.

Registration Rights

We have granted registration rights under the Securities Act to certain holders of our common stock in relation to our acquisitions of Ample and 365 Cannabis and in relation to our issuance of the Senior Convertible Notes. In relation to Ample, we agreed to file and maintain, until no Exchangeable Shares remain outstanding, a registration statement regarding the exchange of the Exchangeable Shares into shares of our common stock pursuant to their terms. In relation thereto, we filed a registration statement on Form S-1 on July 9, 2020 (333-239783) which was brought effective on August 14, 2020, as amended on January 8, 2021 and as amended on Form S-3 on May 24, 2021. In relation to the acquisition transaction of 365 Cannabis, we have agreed to register the shares of common stock issuable upon initial closing of the transaction and upon settlement of the earn-out provision, if any. In relation to our issuance of the Senior Convertible Notes, we have agreed to file the registration statement of which this prospectus forms a part. We are also obligated to maintain such registration statement until the earlier of (i) the date as of which all of the holders may sell all of the conversion shares required to be covered by such registration statement without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (ii) the date on which the holders shall have sold all of the registrable securities covered by such registration statement or (iii) the later of (x) ninety (90) calendar days after the date no Senior Convertible Notes remain outstanding and (y) the first anniversary of the maturity date of the Senior Convertible Notes. We may also be required in the future to file amendments to these registration statements to maintain effectiveness.

Election of Directors

Our Class I Directors hold office until the 2022 annual meeting of stockholders and are eligible for reelection at such meeting. Our Class II Directors held office until the 2023 annual meeting of stockholders and are eligible for reelection at such meeting. Our Class III Directors hold office until the 2024 annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the votes cast at the annual meeting by the holders of common stock present in person or represented by proxy and entitled to vote at such meeting. There is no cumulative voting for directors.

Anti-Takeover Provisions

Our Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions:

●	create a staggered Board of Directors making it more difficult for stockholders to remove a majority of the Board of Directors and take control;

●	grant the Board of Directors the ability to designate the terms of and issue new series of preferred shares, which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of the common stock;

●	impose limitations on our stockholders’ ability to call special stockholder meetings;

●	make it more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

PLAN OF DISTRIBUTION

Selling Stockholders

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	short sales after the registration statement, of which this prospectus forms a part, becomes effective;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the common stock;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

With regard only to the shares it sells for its own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act.  Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

In order to comply with the securities laws of certain states, if applicable, the shares of each of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Each of the selling stockholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

The selling stockholders may also sell shares of common stock under Rule 144 or Rule 145, as applicable, promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering as it relates to the selling stockholder will terminate on the date that all shares issued to such selling stockholder that are offered by this prospectus have been sold by such selling stockholder.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholder.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

EXPERTS

The consolidated financial statements of Akerna as of December 31, 2020, June 30, 2020 and 2019, for the six months ended December 31, 2020 and for each of the two years in the period ended June 30, 2020 included in our transition report on Form 10-KT which is incorporated herein by reference, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Solo as of December 31, 2019 and 2018 and for years then ended included in our current report on Form 8-K as filed with the SEC on May 29, 2020 and incorporated herein by reference, have been audited by Marcum LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of 365 Cannabis as of December 31, 2020 and for year then ended included in our current report on Form 8-K as filed with the SEC on December 14, 2021 and incorporated herein by reference, have been audited by Marcum LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ample as of December 31, 2019 and 2018 and for years then ended included in our current report on Form 8-K as filed with the SEC on July 8, 2020 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, which report includes an explanatory paragraph as to the ability of Ample to continue as a going concern as described in Note 1 to the financial statements, and are included in reliance on such report given upon such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for Akerna by Dorsey & Whitney LLP.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus.  Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

The following documents have been filed by us with the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus.

(a)	our Transition Report on Form 10-KT for the six-month period ended December 31, 2020, which report contains our audited consolidated financial statements and the notes thereto as of December 31, 2020 and June 30, 2020 and 2019 and for the six-month transition period ended December 31, 2020 and for the fiscal years ended June 30, 2020 and 2019, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the six-month period ended December 31, 2020 and the fiscal years ended June 30, 2020 and 2019, as filed with the SEC on March 31, 2021;

(b)	our Proxy Statement on Schedule 14A in connection with our June 7, 2021 annual general meeting of stockholders, to the extent such information is specifically incorporated by reference into Part III of our Transition Report on Form 10-KT for the fiscal year ended December 31, 2020, as filed with the SEC on April 27, 2021;

(c)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which report contains the unaudited condensed consolidated financial statements of the Company and the notes thereto as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2021 and 2020, as filed with the SEC on May 21, 2021;

(d)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which report contains the unaudited condensed consolidated financial statements of the Company and the notes thereto as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2021 and 2020, as filed with the SEC on August 12, 2021;

(e)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which report contains the unaudited condensed consolidated financial statements of the Company and the notes thereto as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the three and nine months ended September 30, 2021 and 2020, as filed with the SEC on November 12, 2021;

(f)	Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on May 29, 2020, which exhibit contains the financial statements of Solo as of December 31, 2019 and 2018 and for years then ended, together with the auditor’s report thereon;

(g)	Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on July 8, 2020, which exhibit contains the consolidated financial statements of Ample as of December 31, 2019 and 2018 and for years then ended, together with the auditor’s report thereon;

(h)	pages F-50 through F-64 and F-108 through F-112 of our prospectus dated January 25, 2021, as filed with SEC on February 10, 2021, which pages contain, respectively (i) the unaudited condensed consolidated financial statements of Ample Organics Inc. as of and for the three and six months ended June 30, 2020 and 2019 and (ii) the unaudited pro forma condensed combined statement of operations of Akerna, Solo and Ample for the year ended June 30, 2020;

(i)	Exhibits 99.1, 99.2 and 99.3 to our Current Report on Form 8-K/A, as filed with the SEC on December 14, 2021, which exhibits contain (i) the audited consolidated financial statements of 365 Cannabis as of and for the year ended December 31, 2020, the related notes thereto and the independent auditor’s report therein, (ii) the unaudited condensed consolidated financial statements of 365 Cannabis as of and for the period ended September 30, 2021 and related notes thereto, and (iii) the unaudited pro forma condensed combined financials of the Company giving effect to the acquisition of 365 Cannabis;

(j)	our Current Reports on Form 8-K as filed on January 14, 2021, February 3, 2021, March 16, 2021, April 26, 2021, April 30, 2021, June 7, 2021 July 23, 2021; September 21, 2021; October 4, 2021, October 5, 2021, October 12, 2021 and December 14, 2021;

(k)	The description of the common stock contained in the registration statement on Form 8-A of MTech Acquisitions Corp. with the SEC on January 26, 2018, including any amendment or report filed for purposes of updating such description. The Company is the successor issuer to MTech Acquisitions Corp.; and

(l)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

AKERNA CORP.
1550 Larimer Street #246

Denver, Colorado 80202

Attention: John Fowle, Secretary

Telephone: 1-888-932-6537

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement, of which this prospectus is a part, and the documents incorporated by reference herein, at the SEC’s Internet site. You may also access these documents at the Company’s website at www.akerna.com.

PROSPECTUS

AKERNA CORP.

Common Stock

January         , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$747.12
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$15,000
Printing and Engraving Expenses	$0
Miscellaneous Expenses	$5,000
Total	$50,747.12

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of the Amended and Restated By-Laws of Akerna contains provisions which are designed to provide mandatory indemnification of directors and officers of Akerna to the full extent permitted by law, as now in effect or later amended. The Amended and Restated By-Laws further provide for reimbursement and advances of payment of expenses actually and reasonably incurred by a current or former director or officer of Akerna under the circumstances contained therein.

ITEM 16- EXHIBITS

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17- UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has authorized this registration statement to be signed on its behalf by the undersigned, in the city of Denver, Colorado on January 10, 2022.

AKERNA CORP.

By:	/s/ John Fowle
	Name:	John Fowle
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jessica Billingsley and John Fowle as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jessica Billingsley	Chief Executive Officer and Director	January 10, 2022
Jessica Billingsley	(Principal Executive Officer)

/s/ John Fowle	Chief Financial Officer	January 10, 2022
John Fowle	(Principal Financial and Accounting Officer)

/s/ Scott Sozio	Director	January 10, 2022
Scott Sozio

/s/ Tahira Rehmatullah	Director	January 10, 2022
Tahira Rehmatullah

/s/ Matthew Kane	Director	January 10, 2022
Matthew Kane

/s/ Barry Fishman	Director	January 10, 2022
Barry Fishman

EXHIBIT INDEX

Exhibit
Number	Description
2.1+	Agreement and Plan of Merger, dated as of October 10, 2018, by and among MTech Acquisition Corp., Akerna Corp., Purchaser Merger Sub Inc., Company Merger Sub LLC, MTech Sponsor LLC in the capacity as the Purchaser Representative thereunder, MJ Freeway LLC and Harold Handelsman in the capacity as the Seller Representative thereunder (incorporated by reference to Exhibit 2.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

2.2	First Amendment to Agreement and Plan of Merger, effective as of April 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Purchaser Merger Sub Inc., MTech Company Merger Sub LLC, MTech Sponsor LLC,, in the capacity as the Purchaser Representative under the Merger Agreement, MJ Freeway LLC, and Jessica Billingsley, in the capacity as the Seller Representative under the Merger Agreement (incorporated by reference to Exhibit 2.2 to the registrant’s Registration Statement on Form S-4/A (File No. 333-228220))

2.3	Arrangement Agreement dated December 18, 2019 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on December 18, 2019)

2.4	Amendment to Arrangement Agreement dated February 28, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on March 3, 2020)

2.5	Amendment No. 2 to Arrangement Agreement dated May 26, 2020 (incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

2.6	Amendment No. 3 to Arrangement Agreement dated June 1, 2020 (incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

3.1	Amended and Restated Certificate of Incorporation of Akerna Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on June 21, 2019)

3.2	Amended and Restated Bylaws of Akerna Corp. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-KT filed by the registrant on March 31, 2021)

3.3	Certificate of Designation for the Special Voting Share (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.3	Form of Warrant Agreement (incorporated by reference to Exhibit 4.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

4.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.5	Form of Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.6	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.7	Form of Guaranty Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

4.8	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)]

4.9	Form of Voting Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the registrant on October 5, 2021)

5.1*	Opinion of Dorsey & Whitney LLP

23.1*	Consents of Marcum LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signatures pages hereto)

*	Filed herewith.